Exhibit 99.1

AM Oil Resources & Technology to Seek Product Exposure Through Media Outlets

VALENCIA, CALIFORNIA, January 28, 2009 (BUSINESSWIRE) – AM Oil Resources & Technology Inc., (OTCBB: AMOR) announced today that the Company has adopted a strategy of pursuing air time and space on print and media outlets to increase awareness of its patented products and technologies for maximizing crude oil recovery.  The Company is pursuing worldwide application for the use of its Portable Steam Generators in enhanced oil recovery efforts. The fully patented technology has been found to be highly effective in harvesting a greater amount of oil from marginally producing "stripper wells".

Anthony K. Miller, CEO of AM Oil Resources & Technology stated, “We are looking to increase awareness of AM Oil’s environmentally friendly technologies that provide the ability to extract crude oil more economically. We are confident that our plan to increase media exposure with corporate features and product profiles will lead to greater acceptance and utilization of our products. We believe that this worldwide awareness campaign is the best strategy available to grow this Company. Our goal is to provide the public with a better understanding about the Company, its technology, its potential and its mission. We invite interested parties to submit inquires through our website and we will ensure that we address all significant issues as part of this awareness program”. ”

About AM Oil Resources & Technology Inc.:
Our mission is to use sell and produce our patent and patent pending technologies, providing environmentally safe and cost-effective apparatus designed to maximize oil production in oil fields, in both domestic and international markets. To provide solutions to the world with technology that will recover crude oil that would otherwise remain in the ground forever. By utilizing proper development, partnership and strategic alliances, we will attain this goal. Our website is: www.am-oil.com

"Safe Harbor" Statement under the Private Securities Litigation Reform Act: This release contains "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21B of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the actual financial or operating results of AM Oil Resources & Technology Inc and related companies (hereafter collectively referred to as "the Company," "we," "our" or "us") to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. The words or phrases "would be," "may allow," "intends to," "may likely," "are expected to," "may continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements." Such statements include those concerning our expected financial performance, our corporate strategy and operational plans. Actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties, including: (a) intense competition in the oil and gas sector; (b) whether we are able to manage our planned growth efficiently, including whether our management will be able to identify, hire, train, retain, motivate, and manage required personnel or that management will be able to manage and exploit existing and potential market opportunities successfully; (c) whether we are able to generate sufficient revenues or obtain financing to sustain and grow our operations. Any agreements and event coverage should not be construed by any means whatsoever as having any impact on or a reflection of the Company's future stock price or future financial results.

Contact: Philip Morgan
info@am-oil.com
800-646-6570